EXHIBIT 99.1

Industrial Distribution Group, Inc. Reports Fourth Quarter and Full Year 2006 Financial Results

Second Consecutive Quarter of Expanding Operating Margin Results in Record Operating Income

ATLANTA, Feb. 22, 2007 (PRIME NEWSWIRE) -- Industrial Distribution Group, Inc. (Nasdaq:IDGR) today reported operating results for the fourth quarter and year-ended December 31, 2006.

Revenue for the fourth quarter 2006 was $131.6 million compared to $130.1 million for the comparable period of 2005. The Company's net income for the fourth quarter of 2006 was $1.9 million, or $0.20 per diluted share, compared to the 2005 reported net income of $1.5 million, or $0.15 per diluted share, a 33.3% improvement in earnings per share.

For the year ended December 31, 2006, revenue was $547.9 million compared to $538.8 million for 2005. Revenue for the Cardinal Machinery business unit (Cardinal) is included in the Company's 2005 results through the third quarter when it was sold. Revenues for Cardinal were $6.3 million for 2005. The Company's revenue growth rate from its ongoing core operations for the full year 2006 was 2.9% as opposed to the 1.7% reported growth rate including Cardinal.

Net income for 2006 was $6.8 million, or $0.70 per diluted share, compared to $5.4 million or $0.56 per diluted share reported for 2005, representing an increase in per share earnings of 25.0%. Cardinal's contribution to net income was immaterial for 2005.

The Company's results reflect record operating income for both the fourth quarter and the full year. The improvement in operating income, which increased to 2.7% of sales in the fourth quarter of 2006, was the result of gross margin expansion and the Company's ability to maintain SG&A levels despite incurring incremental costs related to two IT system conversions and investing in facilities upgrades and consolidations that occurred during the year.

For the fourth quarter 2006, total revenue from our Flexible Procurement Solutions(tm) (FPS) services, including storeroom management, was 61.2% of total revenue compared to 57.6% of total revenue for the comparable period of 2005, reflecting a growth rate of 7.5% over the prior year quarter.

Total FPS revenue, including storeroom management, for 2006 was $325.3 million, for an increase of $23.4 million or 7.8% from the prior year, and grew to 59.4% of total revenues for the year compared to 56.0% of total 2005 revenues. The Company concluded the year with 352 FPS sites, which included 101 storeroom management sites that accounted for $245.9 million of FPS revenue for 2006 and employed approximately 400 associates.

"I am pleased with the operating results we delivered in 2006," commented Charles A. Lingenfelter, IDG's president and chief executive officer. "Our ability to achieve record levels of operating income during a time of significant organizational and operational change in our business reflects our dedicated associates' ability to deliver value to our shareholders while leveraging operating efficiencies to deliver improved financial results."

"During 2006, we made excellent progress on our One Company initiative, laying the important operational foundation for a unified and integrated IDG through our newly implemented IT system," said Mr. Lingenfelter. "We also made great strides in other initiatives, including creating one sales, implementation and operations team for our FPS services. We established new organizations in a number of operating areas, including marketing and sales, and recruited associates to fill these critical roles. We began the development of a strategic pricing initiative that we believe will be the cornerstone for improved pricing and margin expansion in the future. We strengthened our leadership team and focused important time and resources to improve underperforming operations," Mr. Lingenfelter continued.

"From this foundation of progress, we will continue to achieve our objectives, including top-line revenue growth and operating income improvement, which remain my main focus and drive many of our initiatives. While the 2006 results did not meet all of our expectations, we are significantly better positioned today to accomplish all of our objectives than we were one year ago. Our 2006 internal focus and 2007 initiatives should enable IDG to achieve the success we all desire," Mr. Lingenfelter added.

Gross margins for the fourth quarter 2006 were 23.0% compared to 22.4% for the comparable period of 2005. The increase in margin for the quarter reflects improved pricing practices in the Company's General MROP business. For the full year 2006, gross margins were 22.1% compared to 21.8% for 2005. The company's gross margin performance reflects the ongoing growth and margin expansion in its FPS service offerings, as well as improved General MROP margins.

The Company made additional progress during 2006 in its ongoing efforts to reduce the operating expense structure of its business. As a percentage of sales for the fourth quarter of 2006, IDG was able to maintain SG&A at 20.3% of total sales, stable as compared to the 2005 fourth quarter. SG&A was $26.7 million for the 2006 quarter and reflected an increase of only $0.4 million or 1.4% over the prior year quarter. The increase in SG&A for the 2006 quarter was primarily the result of increased salaries and benefits expense due to overtime related to IT conversion activities for our Northeast region.

The Company's SG&A as a percentage of sales reduced to 19.8% for 2006 as compared to 19.9% for the full year 2005. Quantitatively, SG&A was higher by $1.2 million or 1.1% from the $107.0 million reported for 2005. However, the small increase reflects the Company's success with controlling SG&A because, during 2006, the Company expended $0.6 million in additional overtime and $0.4 million in IT expense in conjunction with its IT systems conversion as well as an additional $0.2 million in facility consolidation costs beyond its 2005 levels. For the year, salaries and benefits were higher by $2.0 million as a result of increased headcount, notably in marketing and sales, higher commissions driven by sales growth, and the overtime expenses noted above. Travel and entertainment expense increased $1.0 million as a result of the systems and facility conversion expenses noted above in addition to increased travel expenses to implement new FPS sites. Bad debt expense increased by $0.5 million in 2006 as compared to the prior year. These increases in 2006 also reflect the impact of the prior year's results including a $0.4 million gain on the sale of a facility and non-recurring expenses of $2.0 million associated with Cardinal, partially offset by the $0.1 million gain on the sale. In addition, in 2006, expense related to compliance with the Sarbanes-Oxley Act was reduced by $0.7 million.

For the year, cash flow used in operations was $9.0 million. Cash flow used in operations for the fourth quarter was $2.3 million. Most of the usage in both periods reflects increased working capital used to support, or as a result of, the IT systems conversion. The usage of working capital in the fourth quarter improved as compared to the third quarter. The Company's average debt balance decreased from $20.8 million in 2005 to $18.5 million in 2006, even though debt increased somewhat during the second half of the year due to the system conversion activities and the use of $1.6 million for share repurchases as the company repurchased 175,800 shares of its common stock at an average price of $9.13 per share from July to December 2006. Total repurchases in 2006 were 336,800 shares at an average price of $8.84. Since the inception of the buyback plan, the company has repurchased 471,881 shares.

The Company's board of directors approved, on February 21, 2007, an expansion of the share repurchase program to include an additional $5.0 million through December 31, 2009. The Company presently has approximately 9.3 million shares of common stock outstanding.

Mr. Lingenfelter continued, "During 2006, we re-committed ourselves to our core business as an industrial distributor first, complemented by our growing services business. Our internal focus, such as organizing the Company more appropriately, placing more emphasis on marketing and sales and addressing new technologies and new markets, is positioning us for such success. The work of implementing the new IT system is essentially complete, but that was only the beginning of what needs to be done. Now, we will use our operating platform to evaluate and create better processes with the goal to improve our internal and external customer service. We will work to improve service levels, including on-time delivery and fill rates to enhance customer satisfaction. We'll look to lower our product costs through revised purchasing initiatives. With our FPS organization revamped, we'll look to drive more value for customers and sales gains for IDG. The more seamless and unified operations we've created across the company are expected to drive top-line growth, margin improvement, and higher levels of profitability, which we believe will lead to more value for our shareholders. I believe our goals are realistic, attainable in the near-term, and bode well for the future success of IDG," concluded Mr. Lingenfelter.

Conference Call Information

As previously announced, IDG will host a conference call at 9:00 a.m. EST, on February 22, 2007. The conference call is accessible by dialing (800) 497-8785. The conference ID number is 8164763. Please dial in 10 minutes prior to the call to ensure that management can begin promptly. The conference call will also be available live via webcast at http://www.idglink.com. Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. If you are unable to participate in the live conference call or webcast, a replay of the call will be available on the Internet at http://www.idglink.com, or by calling (800) 642-1687, conference ID number 8164763, following the conference call on Thursday, February 22, 2007, through 11:55 p.m. EST, Thursday, March 1, 2007. The conference call replay will also be archived on IDG's website noted above.

About IDG

Industrial Distribution Group, Inc. (Nasdaq:IDGR) is a nationwide products and services company that creates a competitive advantage for customers. The Company provides outsourced maintenance, repair, operating and production (MROP) procurement, management and application expertise through an array of value-added services and other arrangements that include its Flexible Procurement Solutions(tm) (FPS) service offerings, as well as direct General MROP sales through traditional distribution channels. The Company's FPS service offerings emphasize and utilize IDG's specialized knowledge in product applications and process improvements to deliver outsourced solutions and documented cost savings for customers. Through these arrangements, IDG distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, maintenance equipment, coolants, lubricants, adhesives, and safety products, and IDG can supply at a competitive price virtually any other MROP product that its customers may require.

IDG has four operating regions organized into geographic areas of responsibility. IDG serves over 16,000 active customers representing a diverse group of large and mid-sized national and international corporations, including Borg-Warner Inc., Boeing Company, ArvinMeritor Inc., PPG Industries, Kennametal Inc., Duracell, Pentair Inc., Ford Motor Company, and Fleetwood Enterprises Inc., as well as many local and regional businesses. The Company currently has sales coverage in 43 of the top 75 manufacturing markets in the United States.

Flexible Procurement Solutions(tm)

IDG's Flexible Procurement Solutions(tm) (FPS) offer customers a solution for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer's location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs.

Safe Harbor

Certain matters set forth in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements relating to expected operating results and future performance, as well as future events and developments, are forward-looking statements and are not historical in nature. Generally, the words "looking forward," "believe," "expect," "intend," "estimate," "anticipate," "likely," "project," "may," "will" and similar expressions identify forward-looking statements. Industrial Distribution Group, Inc. (the "Company") warns that any forward-looking statements in this release involve numerous risks and uncertainties. These risks and uncertainties include, but are not limited to, the Company's ability to compete successfully in the highly competitive and diverse maintenance, repair, operating, and production ("MROP") market; the Company's ability to renew profitable contracts; the availability of key personnel for employment by the Company; the Company's reliance upon the expertise of its senior management; the Company's reliance on its IT systems; the uncertainty of customers' demand for products and services offered by the Company; relationships with and dependence upon third-party suppliers and manufacturers; discontinuance of the Company's distribution rights; the impact of a change in the Company's pricing model; failure to successfully implement efficiency improvements; and other risks discussed in the Company's Forms 10-K, 10-Q, or 8-K filed with or furnished to the Securities and Exchange Commission. As a result, the Company cautions against placing undue reliance upon any forward-looking statements in this release. Moreover, pursuant to the Private Securities Litigation Reform Act of 1995, such statements speak only as of the date they were made, and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                       Consolidated Statements of Income
                       (in thousands, except share data)

                      Three Months Ended       Twelve Months Ended
                         December 31,              December 31,
                      2006         2005         2006          2005
                   (unaudited)  (unaudited)  (unaudited)
                   -----------  -----------  -----------  -----------
 Net Sales         $   131,602  $   130,069  $   547,874  $   538,847
 Cost of Sales         101,314      100,954      426,812      421,276
                   -----------  -----------  -----------  -----------
  Gross Profit          30,288       29,115      121,062      117,571
 Selling, General &
  Administrative
  Expenses              26,745       26,379      108,244      107,033
                   -----------  -----------  -----------  -----------
  Income from
   Operations            3,543        2,736       12,818       10,538
 Interest Expense,
  net                      460          276        1,434        1,493
 Other (Income)
  Expense, net             (37)           2          (60)         (36)
                   -----------  -----------  -----------  -----------
 Income Before
  Income Taxes           3,120        2,458       11,444        9,081
 Provision for
  Income Taxes           1,196          980        4,659        3,660
                   -----------  -----------  -----------  -----------

 Net Earnings      $     1,924  $     1,478  $     6,785  $     5,421
                   ===========  ===========  ===========  ===========

 Basic earnings
  per common share $      0.20  $      0.16  $      0.72  $      0.58
                   ===========  ===========  ===========  ===========
 Diluted earnings
  per common share $      0.20  $      0.15  $      0.70  $      0.56
                   ===========  ===========  ===========  ===========
 Basic weighted
  average shares
  outstanding        9,397,268    9,404,537    9,406,011    9,394,140
                   ===========  ===========  ===========  ===========
 Diluted weighted
  average shares
  outstanding        9,638,513    9,708,831    9,666,996    9,755,287
                   ===========  ===========  ===========  ===========

                   INDUSTRIAL DISTRIBUTION GROUP, INC.
                  Consolidated Condensed Balance Sheets
                            (in thousands)

 ASSETS                          December 31, 2006  December 31, 2005
                                    (unaudited)
 Total Current Assets                 $152,528           $131,843
 Property and Equipment, net             4,928              4,672
 Intangible and Other Assets,
  net                                    2,556              3,813
                                      --------           --------
 TOTAL ASSETS                         $160,012           $140,328
                                      ========           ========

 LIABILITIES AND SHAREHOLDERS'
  EQUITY

 Total Current Liabilities            $ 58,885           $ 56,203
 Long-Term Debt                         24,393             12,818
 Other Long-Term Liabilities               410                996
                                      --------           --------
 Total Liabilities                      83,688             70,017

 Total Stockholders' Equity             76,324             70,311
                                      --------           --------
 TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                              $160,012           $140,328
                                      ========           ========

CONTACT:  Industrial Distribution Group, Inc.
          Jack P. Healey, Executive Vice President and
           Chief Financial Officer
          (404) 949-2100
          www.idglink.com